PACIFIC SELECT FUND

CORE INCOME PORTFOLIO, FLOATING RATE INCOME PORTFOLIO, and HIGH YIELD BOND PORTFOLIO

INFORMATION STATEMENT DATED JULY 12, 2023

This document (“Information Statement”) is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a new sub-advisory agreement for the Core Income Portfolio, Floating Rate Income Portfolio, and High Yield Bond Portfolio that went effective on April 17, 2023 and is being sent on or about July 12, 2023 to all shareholders of record of each Fund as of July 10, 2023.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a new sub-advisory agreement with respect to the Core Income Portfolio, Floating Rate Income Portfolio, and High Yield Bond Portfolio (each a “Fund,” together the “Funds”) in connection with the acquisition of the Funds’ then-current sub-adviser, Pacific Asset Management LLC (“PAM”), by Aristotle Capital Management, LLC (“ACM”), effective on April 17, 2023 (the “Acquisition”). Effective upon the closing of the Acquisition, PAM became a subsidiary of ACM and was renamed Aristotle Pacific Capital, LLC (“Aristotle Pacific”). The Funds’ investment goals, principal investment strategies and portfolio management teams did not change as a result of the Acquisition. Information concerning these changes was disclosed in a supplement dated March 20, 2023 to the Trust’s prospectus for Class D, Class I, and Class P shares dated May 1, 2022.

The Acquisition caused an “assignment” under the Investment Company Act of 1940, as amended (the “1940 Act”), of the sub-advisory agreement for the Funds then in effect with PAM (the “PAM Sub-Advisory Agreement”), resulting in its automatic termination. In anticipation of the Acquisition, at a meeting held on March 15, 2023, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective upon the date of the Acquisition, a new sub-advisory agreement among the Trust, Pacific Life Fund Advisors LLC (“PLFA”) and Aristotle Pacific with respect to the Funds (the “Aristotle Pacific Sub-Advisory Agreement”). Under the 1940 Act, a new sub-advisory agreement generally requires shareholder approval; however, pursuant to an exemptive order (the “Order”) issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999, PLFA – the investment adviser to the Trust – can hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA).

Aristotle Pacific’s appointment as the sub-adviser and the Board’s approval of the Aristotle Pacific Sub-Advisory Agreement were made in accordance with the requirements of the Order and do not require shareholder approval. The information herein is provided pursuant to the requirements of the Order.

II.	Board Consideration of the New Sub-Advisory Agreement

In considering the appointment of Aristotle Pacific as the sub-adviser for the Funds, the Trustees considered that PAM currently sub-advises each of the Core Income Portfolio, Floating Rate Income Portfolio and High Yield Bond Portfolio pursuant to a sub-advisory agreement dated December 31, 2019 (the “PAM Sub-Advisory Agreement"), and that they were being asked to evaluate a new sub-advisory agreement with PAM for the Funds (the “Aristotle Pacific Sub-Advisory Agreement”) in light of the anticipated acquisition of PAM by ACM, pursuant to which PAM will be renamed Aristotle Pacific Capital, LLC which will result in the automatic termination of the PAM Sub-Advisory Agreement.

In evaluating the Aristotle Pacific Sub-Advisory Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

●	The PAM Sub-Advisory Agreement was last renewed by the Board, including all the Independent Trustees, at an in-person meeting on December 14, 2022. In connection with that renewal, the Trustees reviewed information regarding the nature, extent and quality of services provided by PAM; the investment results of each Fund; the sub-advisory fees paid to PAM; PAM’s costs in managing each Fund and its profitability from each Fund; and other benefits received by PAM and its affiliates as a result of their relationship with the Funds.

●	Aristotle Pacific represented to the Board that following the transaction, each Fund’s portfolio management team will be moved to Aristotle Pacific and that there will be no changes to the Fund’s portfolio management team under the Aristotle Pacific Sub-Advisory Agreement, other than those discussed with the Trustees.

●	There is expected to be no change in the nature, quality or level of services provided to each Fund.

●	The sub-advisory fee rates under the Aristotle Pacific Sub-Advisory Agreement are the same as those under the PAM Sub-Advisory Agreement.

●	It was acknowledged that it is not necessary for the Board to approve the policies and procedures and Code of Ethics of Aristotle Pacific at this time because PAM is a current sub-adviser of the Trust and thus its policies and procedures and Code of Ethics once it becomes Aristotle Pacific will have previously been approved by the Board.

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the Aristotle Pacific Sub-Advisory Agreement is in the best interests of each Fund and its shareholders; and (ii) the compensation payable under the Aristotle Pacific Sub-Advisory Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.	The New Sub-Advisory Agreement

The Aristotle Pacific Sub-Advisory Agreement is substantially similar to the PAM Sub-Advisory Agreement. Aristotle Pacific, subject to the supervision of PLFA, provides a continuous investment program for the Funds and determines the composition of the assets of the Funds, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with each Fund’s investment goal, strategies, policies and restrictions. Aristotle Pacific bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the Aristotle Pacific Sub-Advisory Agreement. All other Fund expenses not specifically assumed by Aristotle Pacific under the Aristotle Pacific Sub-Advisory Agreement or by PLFA under the Investment Advisory Agreement are borne by the Funds.

Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law or the provisions of the Aristotle Pacific Sub-Advisory Agreement, Aristotle Pacific, its affiliates and control persons are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the Aristotle Pacific Sub-Advisory Agreement, except by reason of Aristotle Pacific’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of Aristotle Pacific’s obligations and duties under the Aristotle Pacific Sub-Advisory Agreement.

Pursuant to the Aristotle Pacific Sub-Advisory Agreement, Aristotle Pacific will indemnify and hold harmless PLFA, its affiliates and control persons (collectively, the “PL Indemnified Persons”) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which PLFA or such affiliates or control persons may become subject under the federal securities laws, under any other statute, at common law or otherwise, arising out of Aristotle Pacific’s responsibilities to the Trust that: (i) are based upon any willful misfeasance, bad faith, gross negligence or reckless disregard of, Aristotle Pacific’s obligations and/or duties under the Aristotle Pacific Sub-Advisory Agreement by Aristotle Pacific or by any of its directors, officers or employees, or any affiliate acting on behalf of Aristotle Pacific (other than a PL Indemnified Person); (ii) are based upon Aristotle Pacific’s (or its agent’s or delegate’s) breach of any provision of the Aristotle Pacific Sub-Advisory Agreement, including breach of any representation or warranty; (iii) are based upon any untrue statement or alleged untrue statement of a material fact contained in a registration statement or prospectus covering the shares of the Trust or any fund, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if such a statement or omission was made in reliance upon information furnished in writing to PLFA, the Trust, or any affiliated person of the Trust by Aristotle Pacific or any affiliated person or agent or delegate of Aristotle Pacific (other than a PL Indemnified Person); or (iv) are based upon a breach of Aristotle Pacific’s fiduciary duties to the Trust or violation of applicable law.

The Aristotle Pacific Sub-Advisory Agreement for the Funds will continue in force for an initial period of two years from its effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Funds and also, in either event, approval of a majority of the Independent Trustees. The Aristotle Pacific Sub-Advisory Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties and will terminate automatically in the event of its assignment as determined under the 1940 Act and any rules adopted by the SEC thereunder.

There was no change to the advisory fee rate payable by the Funds to PLFA in connection with the Aristotle Pacific Sub-Advisory Agreement. There was no change to the sub-advisory fee rate payable by PLFA to Aristotle Pacific in connection with the sub-adviser change. The fee rate under the Aristotle Pacific Sub-Advisory Agreement is shown below:

Core Income Portfolio	Floating Rate Income Portfolio	High Yield Bond Portfolio
0.22% on the first $400 million	0.30% on all assets	0.12% on all assets
0.145% on the excess

The Funds’ sub-advisory fees were paid by PLFA to PAM through April 16, 2023. For the fiscal year ended December 31, 2022, the Funds’ sub-advisory fees paid or owed by PLFA to the PAM totaled $4,407,939. For the Funds’ fiscal year ended December 31, 2022, the Funds did not pay any brokerage commissions to an affiliated broker of Aristotle Pacific.

IV.	Information Regarding Aristotle Pacific

The direct parent of Aristotle Pacific is ACM, an independent employee-owned registered investment adviser that is the ultimate parent company of a group of affiliated investment advisory firms operating under the name “Aristotle.”

Each of RCB Acquisition Company, LLC and Gleicher Holdings, LLC, through their ownership interests in ACM, and MetWestVentures, LLC, through its controlling ownership interest in RCB Acquisition Company, LLC, are indirect parents of Aristotle Pacific. As of April 17, 2023, the total assets under management of Aristotle Pacific were approximately $20.7 billion. Assets under management for all Aristotle advisory affiliates, including Aristotle Pacific, were approximately $75.7 billion.

The addresses for the entities above are as follows:

Entity Name	Address
Aristotle Pacific Capital, LLC	840 Newport Center Drive, 7th Floor, Newport Beach, CA 92660
Aristotle Capital Management, LLC, RCB Acquisition Company, LLC, Gleicher Holdings, LLC, and MetWestVentures, LLC	11100 Santa Monica Blvd, Suite 1700, Los Angeles, CA 90025

Aristotle Pacific acts as investment adviser or sub-adviser to the following registered investment companies that have a similar investment objective as the Funds.

Fund Name	Net Assets (as of May 1, 2023)	Compensation Rate (Advisory or Sub- Advisory Fee)	Waived/Reduced/ Agreed to Reduce (Yes or No)
Aristotle Core Income Fund	$952.67 million	0.20%	No
Aristotle Floating Rate Income Fund	$3.66 billion	0.30%	No

The names, principal occupations and addresses of the principal executive officers and directors of Aristotle Pacific are set forth below:

Name[1]	Title(s) and Principal Occupation
Dominic Nolan	Chief Executive Officer & Director, Board of Directors of Aristotle Pacific
Carol Rumsey	Chief Compliance Officer
Joshua Schwab	Chief Financial Officer & Chief Operating Officer
Joseph Lallande	General Counsel
James P. Leasure	Senior Managing Director & Director, Board of Directors of Aristotle Pacific
Michael Marzouk	Senior Managing Director
Charles R. Boyd	Senior Managing Director
Brian Robertson	Senior Managing Director
David Weismiller	Senior Managing Director
Howard Gleicher	CEO & CIO of ACM & Director, Board of Directors of Aristotle Pacific
Richard Hollander	Chairman of ACM & Director, Board of Directors of Aristotle Pacific
Richard Schweitzer	Chief Operating Officer & Chief Financial Officer of ACM & Director, Board of Directors of Aristotle Pacific

[1]	The address of Nolan, Rumsey, Schwab, Lallande, Leasure, Marzouk, Boyd, Robertson, and Weismiller with respect to their positions with Aristotle Pacific is 840 Newport Center Drive, 7th Floor, Newport Beach, CA 92660. The address of all other individuals listed above with respect to their positions with Aristotle Pacific is 11100 Santa Monica Blvd, Suite 1700, Los Angeles, CA 90025.

No Officer or Trustee of the Trust is an officer, director, or shareholder of Aristotle Pacific (including its affiliates).

Additional Information

Additional information about Aristotle Pacific is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

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Once the Trust’s most recent shareholder report has been posted to the Trust’s website, a notice will be sent to shareholders (who don’t already receive e-delivery or have not previously requested paper delivery) with notification of the posting to the website and information on how to request a paper copy without charge. The Trust’s annual report for the fiscal year ended December 31, 2022 and the Trust’s semi-annual report for the fiscal half-year period ended June 30, 2022, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:	Pacific Life Annuity Contract Owners: 1-800-722-4448

Pacific Life Insurance Policy Owners: 1-800-347-7787

Pacific Life Annuity Financial Professionals: 1-800-722-2333

Pacific Life Insurance Financial Professionals: 1-800-347-7787

Pacific Life & Annuity Company (“PL&A”) Annuity Contract Owners: 1-800-748-6907

PL&A Insurance Policy Owners: 1-888-595-6997

PL&A Annuity Financial Professionals: 1-800-722-2333

PL&A Insurance Financial Professionals: 1-888-595-6997

Website:	www.PacificLife.com

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-52056-00

PSFIS0723